UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Klaus  Luft
   Gut Keferloh 1 B
   , Grasbrunn bei Munich D-85630
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |7/2/ 2|M   | |115200            |A  |$9.26      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/2/ 2|S   | |65200             |D  |$26.95     |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |7/2/ 2|S   | |50000             |D  |$26.97     |499200             |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$2.072  |     |    | |           |   |1    |8/29/|Common Stock|       |       |76800       |D  |            |
ions                  |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$9.26   |7/2/ |M   | |115200     |D  |2    |7/18/|Common Stock|115200 |N/A    |76800       |D  |            |
ions                  |        |2001 |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |3    |7/17/|Common Stock|       |       |26096       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$43.91  |     |    | |           |   |4    |7/16/|Common Stock|       |       |6284        |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$43.91  |     |    | |           |   |5    |7/16/|Common Stock|       |       |10000       |I  |Family Trust|
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$52.1563|     |    | |           |   |6    |7/20/|Common Stock|       |       |18599       |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Exercisable on 8/29/00.
2. Exercisable in accordance with the following schedule: 38,400 shares on 7/18 of each year from 1991 through 2002.
3. Exercisable in accordance with the following schedule: 10,437 shares currently exercisable and 5,220 shares on 7/17/01 and 7/17/03, and 5,219 shares on 7/17/02.
4. Exercisable according to the following schedule: 1,256 shares on 7/16/00 and 1,257 shares on 7/16 of each year from 2001 through 2004.
5. Exercisable according to the following schedule: 2,000 shares on 7/16 of each year from 2000 through 2004.
6. Exercisable in accordance with the following schedule: 3,259 shares on 7/20 of 2001 and 2003 and 3,260 shares on 7/20 of 2002, 2004 and 2005.